                                                                  Exhibit 2.4
                   AGREEMENT AND PLAN OF CORPORATE SEPARATION
                               AND REORGANIZATION

         AGREEMENT AND PLAN OF CORPORATE SEPARATION AND REORGANIZATION dated as of February 16, 1996 by and among AUSTAD HOLDINGS, INC. ("Holdings"), a Delaware corporation; THE AUSTAD COMPANY ("TAC"), a South Dakota corporation and wholly owned subsidiary of Holdings; HANOVER DIRECT, INC. ("Hanover"), a Delaware corporation and the owner of 67.5% of the outstanding shares of capital stock of Holdings; DAVID B. AUSTAD, a resident of the State of South Dakota, individually ("David Austad") and as custodian for certain members of his immediate family under the South Dakota Uniform Transfer to Minors Act ("SDUTMA"); and DENISE AUSTAD, also a resident of the State of South Dakota (collectively with David Austad, both individually and as custodian as aforesaid, the "David Austad Group", the members of such Group being collectively the owners of the remaining 32.5% of the outstanding shares of capital stock of Holdings).

                              W I T N E S S E T H:

         WHEREAS, TAC is, and since 1973 has been, actively engaged in the business of direct marketing of golf equipment, supplies, apparel and related goods and services through its Austad's catalog in Sioux Falls, South Dakota; and

         WHEREAS, TAC is also actively engaged, through its Retail Division (the "Division"), in the business of the retail sale of golf equipment, supplies, apparel and related goods and services, such business having been commenced by TAC in a single retail store in Sioux Falls in 1974 and expanded by two stores in Minnesota and a fourth store in Illinois during the period 1989 through 1991; and

         WHEREAS, Hanover and the David Austad Group acquired their respective interests in Holdings on May 25, 1995, the former in exchange for a cash capital contribution and certain other consideration, and the latter in exchange for all the outstanding capital shares of TAC, in a transaction in which no gain or loss was recognized in whole or in part under the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, in consequence of the foregoing transactions,
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Holdings is the sole shareholder of TAC; and

         WHEREAS, TAC has offered to transfer all assets of the Division, subject to all liabilities of the Division, such assets and liabilities being substantially those appearing on the pro forma balance sheet prepared February 13, 1996 and dated February 16, 1996, attached hereto as Exhibit A (the "Balance Sheet"), as adjusted from such date to the date on which the closing of such transfer shall take place (the "Closing Date"), to AGS, Inc. ("Newco"), a South Dakota corporation organized by TAC on January 19, 1996, in exchange for the original issue of 100,000 shares of common stock, par value $1.00 per share, of Newco (the "Newco Shares"), which shall constitute all of the outstanding common stock of Newco, in a transaction qualifying as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code; and

         WHEREAS, TAC has offered to spin off the Newco Shares acquired by it to Holdings, in a transaction intended to qualify as a tax-free reorganization under Section 355 of the Code; and

         WHEREAS, Holdings has offered to transfer the Newco Shares acquired from TAC to the members of the David Austad Group, in exchange for (1) the payment of $1,164,445 by the members of the David Austad Group to First National Bank of Omaha, a national banking association ("FNBO"), as payment of a liability of the Division, representing a partial paydown of TAC's existing indebtedness to FNBO (the "FNBO Payment"), and (2) the surrender by the members of the David Austad Group of all their respective shares of the Common Stock, $1.00 par value, of Holdings, representing an aggregate of 32,500 such shares, in a transaction intended to qualify as a tax-free split-off under Section 355 of the Code, and the members of the David Austad Group desire to accept such offer subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in reliance upon the representations, warranties and agreements made herein and in consideration of the premises and mutual promises herein contained, the parties agree as follows:

1.       PLAN OF REORGANIZATION.

         The parties hereby adopt a Plan of Reorganization intended





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         to effect a tax-free reorganization under Section 355 and various other
         Sections of the Code. Pursuant to the terms of this Agreement hereinafter set forth, the reorganization will consist of:

         a. SECTION 351 TRANSFER: The transfer by TAC of the part of its assets constituting the Division, subject to all liabilities of the Division, to Newco in exchange solely for all of the outstanding voting stock of Newco;

         b.      SECTION 355 AND 368(A)(1)(D) TRANSFERS:

                 (1) The transfer by TAC to Holdings of all the shares of Newco's voting stock acquired by TAC as aforesaid; and

                 (2) The distribution by Holdings to the members of the David Austad Group of an aggregate of 100,000 Newco Shares, constituting all the stock of Newco acquired by Holdings, in exchange for the FNBO Payment and 32,500 shares of Holdings' Common Stock, $1.00 par value, constituting all of the voting stock of Holdings owned by such members.

2.       TRANSFER OF THE DIVISION TO NEWCO.

         The parties acknowledge that Newco's articles of incorporation, bylaws, and organizational minutes are in a form approved by counsel for TAC and the David Austad Group, its corporate name having been agreed upon by David Austad and TAC, and that the initial capitalization of Newco consists solely of 100,000 shares of Common Stock, par value $1.00 per share. The initial officers and the initial director of Newco shall be as follows:

                 Wayne Garten              President
                 Edward O'Brien            Vice President and Treasurer
                 Michael P. Sherman        Vice President, Secretary and Sole
                                           Director

         TAC agrees to take, or cause to be taken, the following action at or prior to the Closing Date:



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         a.      TAC shall transfer to Newco, in exchange for the Newco Shares, all of the assets, properties and business of the Division, subject to all of the liabilities, debts, obligations and contracts of the Division (including all assets and the liabilities appearing on the books and records of the Division and included in Exhibit A hereto, but subject to certain adjustments as set forth in Section 4 below). The transfer and assignment of assets shall be by bulk or individual assignments substantially in the form set forth in Exhibits 2.a.1 through 2.a.__ attached hereto, in each case with such other appropriate instruments of title as counsel for the David Austad Group may reasonably request.

         b. TAC shall then transfer the Newco Shares to Holdings pursuant to a unanimous written consent of the Board of Directors and Sole Shareholder of TAC.

3.       PAYMENT ON ACCOUNT OF CERTAIN INDEBTEDNESS; EXCHANGE OF STOCK.

         On the Closing Date, the members of the David Austad Group agree:

         a. to pay, or cause Newco to pay, to FNBO, as payment of a liability of the Division, by wire transfer to an account designated by FNBO, the sum of $1,164,445, representing a portion of the outstanding obligations of TAC to FNBO under the Loan Agreement dated as of May 31, 1995 between TAC and FNBO, such sum being reflected as the "Revolving Credit Facility" line item in the Retail column of the Liabilities section of the Balance Sheet (sometimes hereinafter referred to as the "Balance Due Amount" as described in Section 4 below).

         b. to deposit, or cause Newco to deposit, into the Escrow Account (as defined in Section 4 below), the sum of $200,000 (along with any interest or earnings thereafter earned thereon, the "David Austad Escrow Deposit"), to be held as provided in
                 Section 4; and

         c. to transfer, assign, and surrender to Holdings a total of 32,500 shares of the Common Stock, par value $1.00



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                 per share, of Holdings, which shares shall constitute, in the aggregate, all of the shares of voting stock of Holdings owned by any of such members at the Closing Date;

         and in exchange solely for such payment and such transfer of shares, Holdings agrees:

         d. to transfer to the respective members of the David Austad Group, on the Closing Date, the number of Newco Shares set forth opposite the name of each in Exhibit 3.d attached hereto, representing a total of 100,000 Newco Shares, which shares shall constitute all of the outstanding capital stock of Newco at the Closing Date, and

         e. to deposit, or cause TAC to deposit, into the Escrow Account the sum of $200,000 (along with any interest or earnings thereafter earned thereon, the "TAC Escrow Deposit"), to be held as provided in Section 4 below.

4.       ESCROW ACCOUNT; POST-CLOSING ADJUSTMENTS.

         a. CERTAIN DEFINITIONS. The parties agree that the following capitalized terms shall have the meanings indicated:

                 (1) Agreed Company Value--At February 16, 1996, 2,733,992, representing $2,666,667(1) plus net income of Holdings and subsidiary for the period May 26, 1995 through the date of the Balance Sheet, the Balance Sheet having been prepared in accordance with the methodology set forth in Exhibit B attached hereto.

                 (2) Balance Due Amount--The "Revolving Credit Facility" line item in the Balance Sheet, representing the amount by which Retail Net Asset


----------------
    (1) In accordance with the parties' agreement, this calculation is based on Hanover's May 1995 purchase price of $1,800,000 for 67.5% of Holdings' outstanding shares.


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                          Value (ignoring the Revolving Credit Facility line
                          item) exceeds 32.5% of the Agreed Company Value at the date of the Balance Sheet, for a calculation at February 16, 1996 as follows:

Total Retail Assets:                                   $2,836,072
less Total Retail Liabilities:                         -1,947,524
                                                       ----------
Retail Net Asset Value                                    888,548

plus Retail Revolving Credit
Facility line item:                                     1,164,445
                                                       ----------
                                                        2,052,993

less 32.5% of $2,733,992:                                 888,548
                                                       ----------
                                                       $1,164,445

                 (3) Retail Net Asset Value--Total Assets less Total Liabilities as set forth in the Retail column in the Balance Sheet.

         b. FINAL BALANCE SHEET. As soon as reasonably practicable after the Closing Date but in no event later than the thirtieth
                 (30th) day following the Closing Date, Holdings shall prepare, in consultation with Newco, a pro forma balance sheet of Holdings and subsidiary on a combined basis as at the Closing Date (the "Final Balance Sheet"), which shall contain all categories of assets and liabilities reflected in the Balance Sheet, and shall separately identify Retail and Catalog line items in the manner set forth in the Balance Sheet. The Escrow Agent (as defined below in Section 4.c) shall make a cash payment (the "Adjustment Payment") in accordance with the Escrow Agreement referred to in Section 4.c, as follows: if the Balance Due Amount set forth in the Final Balance Sheet exceeds that set forth in the Balance Sheet, the Adjustment Payment shall be made to TAC in an amount equal to such excess; if the Balance Due Amount set forth in the Final Balance Sheet is less than that set forth in the Balance Sheet, however, the Adjustment Payment shall be made to Newco in an amount equal to such deficit. In the event of a dispute between David Austad and Holdings as to the Balance Due Amount in the Final Balance Sheet, the


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                 parties shall promptly negotiate in good faith to resolve the issue or issues which form the basis for such dispute. If the parties are unable to agree on the resolution of the dispute within ten (10) days after delivery of the Final Balance Sheet to David Austad and Holdings, the parties will refer such dispute to Arthur Andersen LLP for determination of an appropriate adjustment to the Final Balance Sheet to resolve the disputed issues. The parties agree that such determination shall be binding on all parties. David Austad and Holdings each shall pay one-half of the fees, expenses and costs of such firm for the services described herein.

         c. ESCROW AGENT; ESCROW AGREEMENT. At the Closing, David Austad shall deliver the David Austad Escrow Deposit, and TAC shall deliver the TAC Escrow Deposit, in each case to The First National Bank in Sioux Falls (the "Escrow Agent"), for deposit into escrow in accordance with this Section 4 and the escrow agreement among the Escrow Agent, David Austad, acting for himself and the other members of the David Austad Group, TAC and the Escrow Agent, such agreement to be in the form attached as Exhibit 4.c (the "Escrow Agreement"). The Adjustment Payment shall be made by the Escrow Agent in accordance with the Escrow Agreement within ten (10) days following the delivery of the Final Balance Sheet; provided, that in the event of a dispute between David Austad and TAC regarding the Adjustment Payment, the Escrow Agent shall retain an amount equal to the disputed amount, and shall continue to hold such retained amount pursuant to the Escrow Agreement pending resolution of such dispute.

         d.      SALE OF FACILITY; SALE OF COMPUTER EQUIPMENT.

                 (1) Sale or other disposition to a third party of TAC's office and distribution facility commonly known as 4500 East 10th Street, Sioux Falls, South Dakota (the "Facility"), and of the computer hardware and software leased by TAC from Lease Finance Group, Inc. or its assignees (the "Computer Equipment"), shall require the written





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                          consent of Newco, which consent shall not be
                          unreasonably withheld. Should Newco not respond to a written request for consent within five business days following delivery thereof, its consent shall be presumed.

                 (2) Within twenty (20) days following the sale or other disposition of the Facility or the Computer Equipment to a third party, (A) TAC shall pay to Newco a sum in cash, notes or other consideration (in the same types and the same proportion as received by TAC from the third party) equal to 32.5% of any Gain (as defined below) on such sale, or, as the case may be, (B) Newco shall pay TAC an amount in cash equal to 32.5% of any Loss (as defined below) on such sale. The parties acknowledge that any sale of Computer Equipment to Newco shall be treated as a sale to a third party for purposes of this Section 4.d.

                 (3) For purposes of this Section 4.d, "Gain" shall refer to the excess of net proceeds of sale or other disposition over the aggregate indebtedness secured by the asset in question and remaining unpaid at the date of sale, and "Loss" shall refer to the excess of such indebtedness over the net proceeds of sale or disposition, all determined net of any applicable income or other taxes. "Net proceeds of sale or other disposition" shall mean, in the event of a sale, the selling price less any reasonable brokerage fee, the South Dakota transfer fee(if any), attorneys fees, and improvements required by the purchaser (if any), but not including any reduction for fees or expenses associated with the shutdown of the Facility or the Computer Equipment; and to the extent shutdown fees and expenses have previously been included in the Balance Sheet, such fees and expenses will not be deducted in the calculation of Gain or Loss. Federal and state taxes shall be determined for such purposes as if Holdings and TAC were filing applicable tax returns on their own and not with Hanover on a consolidated basis,




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                          and payments shall be subject to adjustment following
                          any tax or other audits. The amount of income taxes allocable to the computation of Gain or Loss shall be the incremental income tax computed based on the inclusion of the tax gain or loss on sale of the asset in question in all applicable returns. In calculating the applicable income tax, TAC shall maximize the use of any available AMT and regulat net operating loss to reduce the applicable tax, if any. In calculating Gain or Loss, TAC shall ignore payments on the indebtedness other than the regularly scheduled installments on the indebtedness secured by the property in question, and likewise shall ignore any increase in any such indebtedness after the date hereof.

                 (3)      Payment in the case of any adjustment under this
                          Section 4.d will be made by check or wire transfer as designated by the party to receive such payment.

5.       REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND TAC.

         Holdings and TAC, jointly and severally, represent and warrant to the members of the David Austad Group as follows:

         a. On the Closing Date, Newco will be a corporation duly organized and existing and in good standing under the laws of the State of South Dakota, and will have all necessary corporate power and authority to own and conduct the business now being conducted by the Division.

         b. On the Closing Date, the authorized capital of Newco shall consist of 500,000 shares of Common Stock, par value $1.00 per share, of which 100,000 shares shall be issued and outstanding. All of the issued and outstanding shares shall have been duly authorized, validly issued, fully paid, and nonassessable and shall be owned beneficially and of record by Holdings, free and clear of any liens, claims, charges, options or encumbrances.



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

         c. On the Closing Date, all of the assets, properties and business of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, and wherever located, of the Division, subject to the debts, liabilities, contracts and obligations of the Division, shall have been transferred, assigned, conveyed and delivered to Newco, free and clear of any liens or encumbrances, including, without limitation, any liens in favor of FNBO (assuming payment in full of outstanding obligations due to FNBO from TAC, release by FNBO of its Form UCC- 3 termination statements and any other applicable agreements or instruments terminating any security interests of FNBO ("FNBO Termination Instruments"), and filing of the FNBO Termination Instruments with governmental authorities as applicable) or in favor of Congress Financial Corporation ("Congress"), but subject however to the adjustments provided for in Section 4 above.

         d. At any time and from time to time after the Closing Date, upon request of Newco or David Austad and without the payment of any further consideration, Holdings or TAC or both of them shall duly execute, acknowledge and deliver all such assignments, conveyances and other instruments of transfer and other assurances and documents, and will take such other action, consistent with the terms of this Agreement, as reasonably may be requested for the purpose of better assigning, transferring and conveying to Newco or reducing to its possession any and all of the assets, properties and business of the Division.

         e. At the request of Newco or David Austad, and at Newco's expense, TAC will prosecute or otherwise enforce in its own name for the benefit of Newco, any and all claims or rights in the name of TAC which, or the benefits of which, are transferred to Newco pursuant to this Agreement and which are required to be prosecuted or otherwise enforced in TAC's name.

         f. On the Closing Date, Holdings and TAC will deliver or cause to be delivered to David Austad the stock record



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                 book, minute book, financial records and all other corporate documents of Newco. Holdings and TAC shall thereafter be entitled to reasonable access to such records and documents as are applicable to periods prior to the Closing Date.

         g. To the best of the knowledge of Patrick D. Penney and Chuck Kurth, the Chief Financial Officers, respectively, of TAC and of Brawn of California, Inc., an affiliate of Holdings, there are no material assets of TAC or Holdings, and no material agreements, commitments, liens, encumbrances, obligations or liabilities (absolute, accrued, contingent or otherwise) of or affecting TAC or Holdings or any of the property of either, except as shown or reflected in the Balance Sheet or otherwise disclosed in writing to David Austad. For purposes hereof, an asset or liability is material if it involves an amount in excess of $20,000.

         h. The shares of Holdings' Common Stock to be acquired by Holdings hereunder will be acquired for its own account for investment only and not with a present view to, or for sale in connection with, any distribution of such shares.

         i. To the best of the knowledge of Chuck Kurth and of Wayne Garten, Executive Vice President and Chief Financial Officer of Hanover, in each case without specific inquiry, David Austad has not breached any representation or warranty made by him and set forth in the Stock Purchase Agreement referred to in
                 Section 18 below or in any related agreement of the parties executed and delivered on or about May 19, 1995 or May 25, 1995; it being understood and agreed by the parties that the representation and warranty set forth in this Section 5.i is based in part on, and made in partial reliance on, a certificate of David Austad dated on or about this date, a copy of which is attached hereto as Exhibit 5.i.

6.       REPRESENTATIONS AND WARRANTIES OF THE DAVID AUSTAD GROUP MEMBERS.



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         The members of the David Austad Group, jointly and severally, represent and warrant to Holdings and TAC as follows:

         a. The respective members of the David Austad Group own beneficially and of record that number of shares of Holdings Common Stock set forth opposite the name of each in Exhibit 6.a attached hereto, and each member has full power and authority to sell and transfer such shares to Holdings in the manner provided herein, free and clear of any liens, claims, charges, options and encumbrances.

         b. At any time and from time to time after the Closing Date, upon request of Holdings or TAC and without the payment of any further consideration, the members of the David Austad Group or Newco or any of them shall duly execute, acknowledge and deliver all such assumption agreements, assignments, conveyances and other instruments of transfer and other assurances and documents, and will take such other action, consistent with the terms of this Agreement, as reasonably may be requested for the purpose of better assuming the liabilities of the Division being assumed by Newco, or transferring and conveying to Newco or reducing to its possession any and all of the assets, properties and business of the Division.

         c. The Newco Shares to be acquired by the members of the David Austad Group hereunder will be acquired for their own account for investment only and not with a present view to, or for sale in connection with, any distribution of such shares.

         d. To the best of David Austad's knowledge, there are no material assets of TAC or Holdings, and no material agreements, commitments, liens, encumbrances, obligations or liabilities (absolute, accrued, contingent or otherwise) of or affecting TAC or Holdings or any of the property of either, except as shown or reflected in the Balance Sheet or otherwise disclosed in writing to Hanover's Chief Financial Officer.



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7.       OTHER COVENANTS OF THE PARTIES.

         a. Each of David Austad, Newco and Holdings agrees to use his or its best efforts to obtain, prior to the Closing Date, all third-party and other consents required by Congress in connection with its contemplated provision of loans and/or other financial accommodations to Holdings and TAC, including, without limitation, the consent of Valley Bank, provider of mortgage financing respecting the Facility, substantially in the form set forth in the attached Exhibit 7.a.

         b. As promptly as possible and in any event prior to the Closing Date, TAC and Newco shall arrange for the transfer of sponsorship of TAC's Go for the Green Plan (the "TAC Plan") from TAC to Newco. The parties acknowledge that TAC Plan participants who become eligible and choose to participate in the Hanover 401(k) Plan following the Closing Date shall continue to retain all appropriate rights in their undistributed account balances in accordance with the TAC Plan. TAC agrees to pay Newco a one-time fee of $2,000 in respect of administration of the TAC Plan, payable on the Closing Date.

         c. On the Closing Date, the appropriate parties shall execute and deliver:

                 (1) the Escrow Agreement, executed by the parties and the Escrow Agent;

                 (2) an Amended License Agreement among Holdings, TAC, Hanover (as to Article IX only) and David Austad, substantially in the form attached as Exhibit 7.c.2, providing for an exclusive license for retail use in a 37-state territory and Canada of certain Holdings trademarks and other intellectual property rights of Holdings and TAC;

                 (3) a Joint Buying and Mutual Cooperation Agreement among TAC, Newco and DBA, Inc. ("DBA"), a South Dakota corporation (DBA being wholly owned by David Austad and having been formed by him to open


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                          and operate a fifth Austad's retail store in Omaha,
                          Nebraska, pursuant to the foregoing Amended License Agreement), substantially in the form attached as
                          Exhibit 7.c.3, providing for coordinated purchasing and other activities; and

                 (4) a Consulting Agreement between TAC and David Austad, substantially in the form attached as Exhibit 7.c.4, respecting consulting services to be provided by David Austad to TAC and/or Holdings;

                 (5) bulk or individual assignments substantially in the form set forth in Exhibits 2.a.1 through 2.a.__ attached hereto, in each case with such other appropriate instruments of title as counsel for the David Austad Group may reasonably request.

         The foregoing agreements may be referred to collectively hereinafter as the "Other Agreements."

8.       CONDITIONS TO CLOSING--HOLDINGS AND TAC.

         The obligation of Holdings to exchange the Holdings shares owned by the members of the David Austad Group for the Newco Shares, and the obligations of Holdings and TAC to make the TAC Escrow Deposit and to execute and deliver the Other Agreements pursuant to this Agreement, shall be subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by Holdings):

         a. The representations and warranties of the members of the David Austad Group contained in this Agreement, or in any certificate or document delivered to Holdings in connection herewith, shall be true in all material respects at the Closing Date as if made again on and as of the Closing Date, and such members and Newco shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them at or before the Closing Date. Holdings shall have been furnished with certificates of such members and of appropriate


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
                 officers of Newco certifying in such detail as Holdings may reasonably request to the fulfillment of the foregoing conditions.

         b. David Austad or Newco shall have paid to FNBO the FNBO Payment and shall have deposited the David Austad Escrow Deposit with the Escrow Agent.

         c. David Austad shall have furnished Holdings with the following documents:

                 (1) Resignations of the following from all positions with Holdings and TAC, effective on the Closing Date:

                          David Austad             Director, President and
                                                   Chief Executive Officer--
                                                   Holdings, TAC
                          Randall Stewart          Director--Holdings
                          Patrick Penney           Treasurer--Holdings, TAC

                 (2) Evidence of the payment by TAC to the respective Warrant Holders of the sums required by Exhibit 8.c.3, it being agreed by the parties that 32.5% of each such sum, or $8,125 in the aggregate, is being paid by TAC on behalf of the members of the David Austad Group and shall be reflected in the Final Balance Sheet as an adjustment thereto.

                 (3) The executed Warrant Holder Releases, together with warrants submitted in proper form for cancellation.

         d. The members of the David Austad Group and Newco shall have executed and delivered the Other Agreements to which they are parties.

         e. All necessary authorizations and approvals required for the execution, delivery and consummation of the transactions provided for in this Agreement shall have been obtained, including, without limitation, the consents of Congress and Valley Bank.



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
         f. Holdings shall have received either (1) executed agreements from landlords for TAC's retail stores approving the assignment to Newco of each of TAC's lease agreements respecting such stores, as identified in Exhibit 8.e hereto (collectively, the "Lease Agreements"), and releasing TAC from all obligations under the Lease Agreements, or, at Holdings' election exercised in its sole discretion, (2) agreements approving and effecting the assignment of each of the Lease Agreements to Newco or subleases executed by Newco in respect of each Lease Agreement, in each case satisfactory in form and substance to Holdings and its counsel.

         g. Holdings and TAC shall have received a Certificate of the Secretary of Newco certifying as to the incumbency and authority of the officers of Newco executing all documents to be executed and delivered by Newco in connection herewith.

9.       CONDITIONS TO CLOSING--DAVID AUSTAD GROUP AND NEWCO.

         The obligation of the members of the David Austad Group to exchange the Holdings shares owned by them for the Newco Shares, the obligation of David Austad to deposit funds with the Escrow Agent pursuant to the Escrow Agreement, and the respective obligations of David Austad and Newco to enter into the Other Agreements pursuant to this Agreement, shall be subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by David Austad):

         a. The representations and warranties of Holdings and TAC contained in this Agreement, or in any certificate or document delivered to the members of the David Austad Group or Newco in connection herewith, shall be true in all material respects at the Closing Date as if made again on and as of the Closing Date.

         b.      TAC shall have deposited the TAC Escrow Deposit with the Escrow
                 Agent.

         c. Holdings shall have furnished David Austad with the following documents:

                 (1) The Certificate or Articles of Incorporation of Newco and all amendments thereto, duly certified by the proper officials of the jurisdiction of Newco's organization.

                 (2) A certificate as to the good standing of Newco and payment of all applicable state taxes thereby, executed by the appropriate officials of the States of South Dakota.

                 (3) The by-laws of Newco, duly certified by the Secretary of Newco and the Secretary or an Assistant Secretary of Newco as being in full force and effect.

                 (4) A certificate of the Secretary or an Assistant Secretary of Newco, certifying (a) that attached thereto is a true and complete copy of all instruments reflecting actions of the incorporator of Newco, and of all resolutions of the board of directors of Newco pertaining to the transactions contemplated by this Agreement, the latter being duly adopted at meetings of such board at which a quorum of directors was present and acting throughout, and certifying (b) as to the incumbency and authority of the incorporator and officers of Newco.

                 (5) A favorable opinion of May, Johnson, Doyle and Becker, P.C., dated the Closing Date, substantially in the form of Exhibit 9.c.5, relating to the formation of Newco, the issuance of its shares of Common Stock and the transfer of such shares by TAC to Holdings.

                 (6) Evidence of the payment by TAC to the respective Warrant Holders of the sums required by Exhibit 8.c.3, it being agreed by the parties that 67.5% of each such sum, or $16,875 in the aggregate, is being paid by TAC for its own account and the balance on behalf of the members of the David

                          Austad Group as provided in Section 8.c(3) above, such balance to be reflected in the Final Balance Sheet as an adjustment thereto.

         d. TAC and Holdings shall have executed and delivered the Other Documents to which they are parties.

         e. All necessary authorizations and approvals required for the execution, delivery and consummation of the transactions provided for in this Agreement shall have been obtained, including, without limitation, the consents of Valley Bank, Congress and First National Bank in Sioux Falls.

10.      THE CLOSING.

         The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Lynn, Jackson, Shultz & Lebrun, P.C., 141 North Main Avenue, Sioux Falls, South Dakota or at such other place or places as the parties may agree upon, at 10:00 A.M., local time, on February 16, 1996, or such other time and date as may be mutually approved by the parties in writing, but not later than February 28, 1996.

11.      CERTAIN EXPENSES.

         Except as otherwise set forth below, neither Hanover, Holdings nor TAC shall pay or be liable for or be required to pay any of the following liabilities, fees or expenses related to the transactions contemplated hereby, all of which shall be borne and paid for by David Austad:

         a. professional fees of counsel and any accountant or auditor for any member of the David Austad Group, or for Newco in respect of activities conducted following the Closing, or for a Warrant Holder or other former stockholder of TAC; provided, that at the Closing TAC shall reimburse David Austad for professional fees of counsel respecting the obtaining of landlord consents to assignment and releases of TAC's obligations thereunder, upon receipt of itemized documentation thereof;

         b. fees and expenses, if any, of Mesirow Financial, Inc. or any other investment banking company or any person or entity retained for financial services or services as a finder rendered to a member of the David Austad Group or a Former Stockholder or a Warrant Holder in connection with the transactions contemplated hereby; and

         c. any income, capital gains or other taxes incurred by one or more members of the David Austad Group or Newco in connection with the transactions contemplated hereby; provided, that in the event the transactions contemplated in this Agreement fail to qualify for treatment as a tax-free reorganization under the Code as aforesaid, TAC shall pay to the members of the David Austad Group an amount equal to 67.5% of any federal income tax liability incurred by such members as a result of such failure, it being understood that such members will be responsible for the balance of such liability.

12.      CERTAIN OPERATIONAL AND TAX MATTERS; MAINTENANCE OF RECORDS

         a. The parties acknowledge that they have been advised that the written consent of United Properties Investment Company ("Landlord") to the assignment to Newco of TAC's interest as tenant under its undated lease for a 10-year lease term expiring July 31, 1999 with The Northtown Triangle Limited Partnership, Landlord's predecessor in interest, respecting TAC's retail store premises at the Northcourt Commons Shopping Center, Blaine, Minnesota (the "Northcourt Lease"), such consent to include a release of TAC (such consent and release, the "Northcourt Consent"), may not be received prior to the Closing. In view of this possible delay, and in view of Newco's expectation that such Consent will be received no more than twenty (20) days following the Closing Date, Newco has requested that TAC waive the condition to closing set forth in
                 Section 8.f above to the extent required to permit

                 Newco to operate the retail store business in such premises, as a Licensee's Store pursuant to the Amended License Agreement, pending receipt of the expected consent. TAC agrees to permit such operation, pending receipt of the Northcourt Consent, under the terms and conditions set forth below:

                 (1) Newco shall perform all obligations of TAC under the Northcourt Lease, except that TAC shall continue to pay rent and other sums due to the landlord from time to time under the Northcourt Lease, and Newco shall pay TAC, at the Closing, an amount equal to ten (10) days' rent to cover the anticipated rent expenses;

                 (2) Newco and David Austad shall use their best efforts to obtain the Northcourt Consent as promptly as possible and in any event not later than the twentieth (20th) day following the Closing Date;

                 (3) Should the Northcourt Consent not be received by the close of business on the tenth (10th) day following the Closing Date, Newco shall immediately commence to perform all obligations under the Northcourt Lease, including, without limitation, the direct payment to the Landlord of rent and other sums due to the Landlord from time to time under the Northcourt Lease. The parties shall then use their best efforts to obtain the Northcourt Consent, or if the parties are unsuccessful in obtaining such Consent, some agreement satisfactory to Landlord whereby Newco is assigned the Northcourt Lease or Newco shall become a subtenant, TAC being the Sublandlord, and in any such event Newco and David Austad, jointly and severally, shall indemnify and hold harmless TAC, its officers, directors, shareholders, subsidiaries, affiliates, agents and representatives as more fully set forth in the Indemnification Agreement. In the event that no mutually satisfactory agreement can be negotiated with Landlord, the parties hereto shall negotiate in good faith to arrange for the transfer to TAC of the Northcourt retail business assets and liabilities and to agree upon a settlement among the parties whereby TAC remains as tenant of the Northcourt Lease and resumes operation of the Austad's retail store in such premises.

         b. From and after the Closing Date, Newco shall endorse its insurance policies to be primary to any other policies in effect, and shall provide TAC with satisfactory evidence of such endorsement. Notwithstanding the assumption of the Division's liabilities by Newco pursuant to this Agreement and the Assignment and Assumption Agreement between TAC and Newco being delivered at the Closing (the form of such agreement being included as Exhibit 2.a.1 hereto), TAC agrees to be responsible for any claim respecting the Division's assets and business that arises prior to the Closing Date, provided TAC receives notice of such claim, and provided such claim is covered by TAC's liability policies under the applicable terms and conditions of such policies in effect prior to the Closing Date; and provided further, that TAC's responsibility hereunder shall be only to the extent of such coverage.

         c. From and after the Closing Date, each of the parties shall cooperate with the other parties in connection with any audits or other examinations by federal, state, local or other taxing authorities, shall make reasonably available to the other parties their respective books, records and other data relating to the transactions contemplated by this Agreement and the business and affairs of Holdings, TAC and Newco (which books, records and other data such parties shall maintain until the later of (i) six years after the Closing Date (and permanently for personnel- related records) or (ii) the completion of any Internal Revenue Service or state tax audits of Holdings and/or
                 TAC), and shall provide assistance to the other parties and their counsel and accountants, all as reasonably requested and during normal business hours. In addition to the foregoing, each of Holdings and TAC, its counsel and accountants shall have the right to remove and take possession of any of Holdings' or TAC's books, records and other data that are transferred to Newco on the Closing Date, as reasonably may be requested, provided that (i) Newco shall have the right to make copies thereof at TAC's expense before such removal and (ii) Holdings or TAC, as the case may be, promptly will return such books, records and other data upon the request of Newco. Except as otherwise provided in the foregoing sentence, each party shall bear its own costs incurred in connection with the cooperation and maintenance of records provided for herein.

13.      SURVIVAL.

         The representations and warranties made in this Agreement and in any certificate, Schedule, Exhibit, release or other instrument or document delivered in connection therewith shall survive the Closing Date. The covenants of the parties hereto shall continue in full force and effect in accordance with their terms.

14.      NO BROKERS.

         Each party hereto represents and warrants that there are no claims for brokerage commissions or finder's fees in connection with the transactions contemplated hereby resulting from any action taken by any party, any Warrant Holder, or the officers or directors of any corporate party.

15.      GOVERNING LAW.

         This Agreement shall be construed and enforced in accordance with the internal, substantive laws of the State of New Jersey, without giving effect to the conflict of law rules thereof.

16.  NOTICES.

         All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally (as of such delivery) or sent by certified mail, return receipt requested (as of two days after deposit in a United States post office), postage prepaid, or by facsimile transmission (as of such transmission provided it is subsequently confirmed in writing) or by prepaid overnight courier (as of the time of delivery):

                 (a)      if to Holdings, TAC or Hanover, addressed to:
                                  Hanover Direct, Inc.
                                  1500 Harbor Boulevard
                                  Weehawken, New Jersey 07087
                                  Attention: Michael P. Sherman, Esq.
                                  Fax No.: 201-392-5005

                 (b) if to a member of the David Austad Group, addressed to such member c/o David Austad as follows:
                                  c/o David Austad
                                  812 Bayberry Circle
                                  Sioux Falls, South Dakota 57106

or such other address as shall be furnished in writing by a party to the others.

17.      JURISDICTION; AGENT FOR SERVICE.

         Legal proceedings commenced by any party hereto arising out of any of the transactions or obligations contemplated by this Agreement shall be brought exclusively in the Federal courts or, in the absence of Federal jurisdiction, state courts, in either case in the State of New Jersey. The parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. Each of the parties hereto irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding brought in any Federal or state court in the State of New Jersey and further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of TAC and Newco hereby irrevocably designates, appoints and empowers Corporation Trust Company, whose present address is 820 Bear Tavern Road, West Trenton, New Jersey 08628, as its
         authorized agent to receive, for and on behalf of TAC and Newco, respectively, service of process in the State of New Jersey as and when such actions and proceedings may be brought, and such service of process shall be deemed completed upon the date of delivery thereof to such agent, whether or not such agent gives notice thereof to TAC or Newco, as the case may be, or upon the earliest of any other date permitted by applicable law. Final judgment against TAC or Newco in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of TAC or Newco therein described, or by appropriate proceedings under any applicable treaty or otherwise.

18.      ENTIRE AGREEMENT; ETC.

         This Agreement represents the entire agreement between the parties and supersedes and cancels any prior oral or written agreement, letter of intent or understanding related to the subject matter hereof, including
         (a) the Stockholders' Agreement dated as of May 25, 1995 to which the members of the David Austad Group and Hanover are parties, and the Reimbursement Agreement dated the same date between TAC and Hanover, but not including (b) the Stock Purchase Agreement dated as of May 19, 1995 (the "Stock Purchase Agreement") to which TAC, Hanover, the members of the David Austad Group and Holdings are parties, which latter agreement shall continue in full force and effect. Notwithstanding the generality of the foregoing, the parties agree in respect of the Stock Purchase Agreement that the provisions of Sections
         1.04 (relating to an Additional Capital Contribution), 10.02(b) (relating to the expenditure of minimum amounts on two new Austad's stores by David Austad) and 10.03(a) through (c) (relating to relocation of certain TAC operations, MIS linkups and proposed new TAC stores) shall be superseded and of no further force or effect. Also notwithstanding the generality of the foregoing, the parties specifically agree that those certain Indemnification Agreements dated May 25, 1995 between Hanover and each of David Austad and Randall Austad shall remain in full force and effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respec-tive successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. This Agreement may be executed in one or more



                 [BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK] counterparts, and shall become effective when one or more counterparts have been signed by each of the parties.

                 IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

                                          AUSTAD HOLDINGS, INC.


                                          By: /s/ Michael Sherman
                                              -------------------------------
                                          Name: Michael Sherman
                                          Title: Vice President

                                          THE AUSTAD COMPANY

                                          By: /s/ Michael P. Sherman
                                              -------------------------------
                                          Name: Michael P. Sherman
                                          Title: Vice President

                                          HANOVER DIRECT,  INC.

                                          By: /s/ Wayne Garten
                                              -------------------------------
                                          Name: Wayne Garten
                                          Title: Executive VP

                                          THE DAVID AUSTAD GROUP:

                                          /s/ David Austad
                                          -----------------------------------
                                          David Austad, individually

                                          /s/ David Austad
                                          -----------------------------------
                                          David Austad, as custodian under
                                          the SDUTMA for each of Ryan, Sara
                                          and Melissa Austad

                                          /s/ Denise Austad
                                          -----------------------------------
                                          Denise Austad